EXHIBIT 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated March 28, 2008, relating to the financial statements and financial highlights which appears in the January 31, 2008 Annual Report to Shareholders of Aetos Capital Market Neutral Strategies Fund, LLC and Aetos Capital Multi-Strategy Arbitrage Fund, LLC, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Financial Highlights for Market Neutral”, “Financial Statements and Experts” and “Accountants and Legal Counsel” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

July 22, 2008